Baltimore Gas and Electric Company
July 29, 1997
Page 2


                                              Exhibit 5


CONSTANCE F. SMITH
Acting Associate General Counsel

                     Baltimore Gas and Electric Company
                         Baltimore, Maryland 21203-1475
                        410 234-5314   FAX 410 234-5690


[Graphic Omitted]


July 29, 1997

Baltimore Gas and Electric Company
39 W. Lexington Street
Baltimore, Maryland  21201

Gentlemen:

      This opinion is provided in connection with the Registration Statement (the "Registration Statement") being filed by Baltimore Gas and Electric Company
("BGE")  with  the  Securities and Exchange  Commission
("Commission") under the Securities Act of 1933, as amended, regarding the proposed issuance of up to $200,000,000 principal amount Medium Term Notes, Series
G (the "Notes").

      I  am Acting Associate General Counsel of BGE and
head of the Corporate Unit in its Legal Department.   I
am  generally  familiar with BGE's  corporate  history,
properties,  operations, Charter (including amendments,
supplements, and restatements thereto), the issuance of
its  securities  outstanding, and the indentures  under
which  its  debt  is issued.  In connection  with  this
opinion,  the  General Counsel of BGE and  I,  together
with  attorneys  we  supervise, have considered,  among
other things (1) the Charter of BGE; (2) the By-Laws of
BGE;  (3) the Indenture dated as of July 1, 1985,  from
the  Company  to  The  Bank of New York,  as  successor
Trustee as amended by Supplemental Indentures dated  as
of   October  1,  1987  and  January  26,   1993   (the
"Indenture") under which the Notes will be issued;  (4)
the  corporate  proceedings for  the  approval  of  the
issuance  and  sale of the Notes; (5) the  Registration
Statement;  (6)  the  agency agreement  (including  the
standard purchase provisions) filed as exhibits to  the
Registration Statement (the "purchase agreement");  (7)
the  provisions  of the Public Utility Holding  Company
Act of 1935, as amended (the "1935 Act"), together with
an   order  dated  January  16,  1956,  issued  by  the
Commission  (File No. 31-631) exempting  BGE  from  the
provisions  of  the  1935 Act applicable  to  it  as  a
holding   company;   and  (8)  such  other   documents,
transactions, and matters of law as we deemed necessary in order to render this opinion.

Baltimore Gas and Electric Company
July 29, 1997
Page 2


       This  opinion  is  subject  to  (1)  the  proper
execution,  authentication, and delivery of  the  Notes
upon  receipt  of  the purchase price pursuant  to  the
purchase  agreement;  (2)  the  qualification  of   the
Indenture under the Trust Indenture Act of 1939, as amended; and (3) the Registration Statement becoming effective under the Securities Act of 1933, as amended.

      Based on the foregoing, I am of the opinion that the Notes, when issued and delivered pursuant to the purchase agreement, will constitute legally issued and binding obligations of BGE.

      I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America.
The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

      This opinion is provided solely for your benefit and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me in the Registration Statement (and any amendments thereto) or the prospectus constituting a part of the Registration Statement (and any amendments or supplements thereto).

                                   Very truly yours,